EXHIBIT C

TABLE OF PURCHASES OF CANWEST GLOBAL COMM. CORP.

PURCHASES
DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
October
25	212,300	5.03

Purchases effected in Canada